Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of December 15, 2004 by and between KITE REALTY GROUP, L.P. (the “Borrower”), KITE REALTY GROUP TRUST (the “Parent”), the financial institutions signatory hereto (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Agent”).

WHEREAS, the Borrower, the Parent, the Lenders, the Agent and certain other parties thereto have entered into that certain Credit Agreement dated as of August 31, 2004 (as amended and in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower, the Parent and the Lenders desire to amend the Credit Agreement as follows on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.                    Definitions.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Section 2.                    Specific Amendments to Credit Agreement.  The parties hereto agree that the Credit Agreement is amended as follows:

(a)                                  The definition of “Capitalization Rate” is restated in its entirety as follows:

“Capitalization Rate” means eight and three quarters percent (8.75%).

(b)                                 The definition of “Tangible Net Worth” is restated in its entirety as follows:

“Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis, plus (b) minority interests in the Borrower, plus (c) accumulated depreciation and amortization, minus (d) the following (to the extent reflected in determining stockholders’ equity of the Parent and its Subsidiaries):  (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

(c)                                  The following is added to the end of the definition of “Total Asset Value” in Section 1.1 of the Credit Agreement:

Notwithstanding the foregoing, for the fiscal quarter ending December 31, 2004, the Borrower’s Total Asset Value shall be calculated, with respect to clause (b)(i) above, using the product of (A) the Net Operating Income attributable to each Stabilized Property owned by the Borrower or any Subsidiary for the fiscal quarter then ended minus the Capital Reserves for such property for each such period times (B) 4.

(d)                                 Section 10.1(d) of the Credit Agreement is restated in its entirety as follows:

(d)                                 Minimum Tangible Net Worth.  Tangible Net Worth at any time to be less than (i) $170,000,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after September 30, 2004 (other than Equity Issuances to the Parent or any Subsidiary).

(e)                                  Section 10.1(f) of the Credit Agreement is restated in its entirety as follows:

(f)                                    Minimum Implied Debt Service Ratio.  The ratio of (x) the aggregate Net Operating Income for all Collateral Properties for the period of two consecutive fiscal quarters most recently ended times 2 to (y) Implied Debt Service determined as of the end of such period, to be less than 1.30 to 1.00; provided, however, that for the fiscal quarter ending December 31, 2004, the Parent shall not permit the ratio of (x) the aggregate Net Operating Income for all Collateral Properties for the fiscal quarter then ended times 4 to (y) Implied Debt Service determined as of December 31, 2004, to be less than 1.30 to 1.00.  Collateral Properties that were disposed of during such period or which are excluded from calculations of Borrowing Base shall be excluded from determinations of such ratio.  The Net Operating Income for any Collateral Property acquired during such period shall be included only on a pro forma basis acceptable to the Agent.

(f)                                    The last paragraph in Section 10.1 of the Credit Agreement is deleted in its entirety.

(g)                                 Section 10.2(a) of the Credit Agreement is restated in its entirety as follows:

(a)                            the Parent may declare or make cash distributions to its shareholders in an aggregate amount not to exceed the greater of (i) the percentage of the Parent’s Funds from Operations for the respective periods set forth in the table below, or (ii) the amount required to be distributed for the Parent to remain in compliance with Section 8.12.

Measurement Period	Percent of Funds from Operations
For the fiscal quarter ending December 31, 2004	105%
For the period of two fiscal quarters ending March 31, 2005	105%
For the period of three fiscal quarters ending June 30, 2005	100%
For the period of four fiscal quarters ending September 30, 2005	100%
For the period of four consecutive fiscal quarters ending December 31, 2005 and for each period of four consecutive quarters ending thereafter	95%

(h)                                 The last paragraph in Section 10.2 of the Credit Agreement is restated in its entirety as follows:

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Parent may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.12.  If a Default or Event of Default specified in Section 11.1.(a), Section 11.1.(b), Section 11.1.(f) or Section 11.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any other Subsidiary.

Section 3.                    Conditions Precedent.  The effectiveness of the amendment to the Credit Agreement set forth in Section 2 hereof are subject to receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a)                                  a counterpart of this Amendment duly executed by the Borrower, the Parent and each Lender party hereto;

(b)                                 the Reaffirmation of Obligations in the form of Exhibit A attached to this Amendment duly executed by each existing Guarantor; and

(c)                                  such other documents, instruments and agreements as the Lender may reasonably request.

Section 4.                    Representations.  The Borrower and the Parent represent and warrant to the Agent and each Lender that:

(a)                                  Authorization.  Each of the Borrower and the Parent has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its respective obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms.  This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and by a duly authorized officer of the Parent and both this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower and of the Parent enforceable against each of them in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally.

(b)                                 Compliance with Laws, etc.  The execution, delivery and performance of this Amendment and the other Loan Documents to which either Borrower or the Parent is a party do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or the Parent; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, or any indenture, agreement or other instrument to which the Borrower or the Parent is a party or by which they or any of their respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by either the Borrower or the Parent other than in favor of the Agent for the benefit of the Lenders.

(c)                                  No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5.                    Reaffirmation of Representations.  The Borrower and the Parent hereby represent, repeat and reaffirm all representations and warranties made by them to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which they are a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 6.                    Certain References.  Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 7.                    Expenses.  The Borrower shall reimburse the Agent and each Lender upon demand for all costs and expenses (including attorneys’ fees) incurred by the Agent or any Lender in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8.                    Benefits.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.                    GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.              Effect.  Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.  The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 11.              Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12.            Amendment Controlling.  The amendment to Section 10.2(a) of the Credit Agreement set forth in Section 2(g) above hereby supersedes clause (b) of the second sentence of that certain Letter Agreement dated as of November 12, 2004 by and among the Borrower, the Parent and the Lenders.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

BORROWER:

KITE REALTY GROUP, L.P.

By: Kite Realty Group Trust, its sole General Partner

By:	/s/ John A. Kite
Name:	John A. Kite
Title:	President & CEO

PARENT:

KITE REALTY GROUP TRUST

By:	/s/ John A. Kite
Name:	John A. Kite
Title:	President & CEO

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:	/s/ Rex E. Rudy
Name:	Rex E. Rudy
Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC.,
as a Lender

By:	/s/ Francis X. Gilhool
Name:	Francis X. Gilhool
Title:	Authorized Signatory